EXHIBIT 99.1


                                                             News Release

For additional information, contact:

Philippe Sanchez                    Loran Cashmore Bond
Chairman and CEO                    VP Administration
(206) 281-1546                      206-281-1546
ir@photoworks.com                   ir@photoworks.com


            PHOTOWORKS, INC. Reports Net Income for 4th Quarter 2004 Increased digital revenue and improved gross margin drives strong fourth quarter results

Seattle, November 17, 2004 - PhotoWorks, Inc. [OTCBB: FOTO], a leading provider of digital and film photography services, today announced financial results for its fourth quarter and fiscal year ended September 25, 2004.

Fourth Quarter and Year-End Results

         The Company reported net income of $215,000, or $.01 diluted earnings per share, for the quarter compared to net income of $628,000, or $.04 diluted earnings per share, in the fourth quarter of fiscal 2003. Net income for the fourth quarter of 2003 included a reversal of $725,000 for amounts previously accrued for a penalty assessment issued by the International Trade Commission. Gross margin in the fourth quarter increased to 34.4% compared to 30.9% in the fourth quarter of fiscal 2003, primarily due to cost containment programs instituted earlier in the fiscal year.

         For the fiscal year ended September 25, 2004, the Company reported a net loss of $1,672,000 or a loss of $.10 per share, compared to a net loss of $4,075,000, or a loss of $.24 per share in fiscal 2003. The significant decrease in the net loss for fiscal 2004 is primarily the result of corporate-wide programs that increased operating efficiencies. Fiscal 2003 operating expenses also included $875,000 related to a penalty assessment issued by the International Trade Commission. Gross margin increased to 27.6% for fiscal 2004 compared to 24.8% in fiscal 2003.

         For the fourth quarter of fiscal 2004, the Company reported net revenues of $5,162,000, compared to $7,576,000 for the fourth quarter of fiscal 2003. Revenue from digital products and services increased 26.2% compared to the fourth quarter of fiscal 2003. Net revenues for the fiscal year ended September 25, 2004 were $20,160,000 compared to $29,416,000 for fiscal 2003. Revenue from digital products and services increased 18.1% compared to fiscal 2003. As anticipated, net revenue from traditional film processing continued to decline, primarily due to a weakness in the traditional film processing business.

Turnaround Efforts are Showing Traction

         "We are very proud of our achievements over the last year," said Philippe Sanchez, PhotoWorks President and CEO. "A little over a year ago, I came on board to turn the Company around by stemming the financial losses and establishing core competencies in the digital space. Now 12 months later, we are delivering to our shareholders significantly improved financial results, a new leadership team, a new infrastructure, new products, and a new customer driven web site that will support our business model going forward."

Improved Financial Results

         For the first time since Q4 2001, PhotoWorks' reported net income of $215,000 for the quarter was attributable entirely to improved operating results; i.e., through increased digital sales, improved gross margins and lower operating costs. As noted above, the Company showed strong growth in digital revenue and volume despite pricing pressure in the industry. The fourth quarter benefited from cost reductions in overhead including staffing reductions, renegotiated rent expense, and other savings measures as outlined in previous quarters' conference calls. Furthermore, the Company achieved these results while continuing to invest in marketing and technology.

                                    - more -

The Online Digital Market: Now a Rapidly Growing Industry

         By all accounts, the digital market is forecasted to soar. In the U.S. alone, digital camera sales will reach over 22 million units in 2004, representing 60,000 potential customers every day. It is estimated that 43% of households will have digital cameras in 2004 and by 2008 that figure will be 80%. With the rapid penetration of broadband, the online segment offers major advantages versus home printing and retail, resulting in an above average increase in this category. According to market research, consumers hands-down consider online photofinishing to be superior for large print orders, quality of prints, less time and effort, ease of use, and affordability.

Outlook for 2005

         The Company's focus in 2005 will be to establish itself as a premium online photography brand and gain online share. The Company will continue to align its organizational structure to seek further operational efficiencies. Additionally, several marketing programs are poised for launch and expected to make further inroads in capturing share in the online market. Lastly, the management team is committed to continue its strong focus on managing bottom line results during 2005. These strategies, when fully deployed, are anticipated to produce sustainable growth.

         "PhotoWorks has seen strong digital volume and revenue growth during Q4 and is now positioned to further reach new target customers," said Sanchez. "It will take time as we want to test and learn from multiple acquisition channels and maximize return on marketing investments. Therefore, it is unlikely that our conservative investment philosophy will fuel the type of digital growth necessary to compensate in the near-term for the decline of our traditional film revenues."

         Sanchez continued, "We've made great strides during 2004 and are excited about the long-term prospects for our business. Now it is time for us to build on our progress and position the Company for rapid growth in this category."

         The Company said it would seek outside financing in the first part of the year.

Conference Call Scheduled

         An investor conference call has been scheduled for today, Wednesday, November 17, 2004 at 11:00 am Pacific Time to discuss the fourth quarter and year-end results. The conference call will be broadcast live over the Internet. To listen to the call over the Internet, go to PhotoWorks' Web site at www.photoworks.com. If you cannot listen to the conference call live, a replay will be available on PhotoWorks' Web site for 90 days. If you do not have Internet access, a replay of the call will be available from November 17, 2004 at 1:00 p.m. Pacific Time to November 24, 2004 at 1:00 p.m. Pacific Time by dialing 1-800-633-8284 and entering access code 21212823.

About PhotoWorks

         PhotoWorks(R), Inc. (OTCBB: FOTO) is an online photography services company. With a 25-year national heritage (formerly known as Seattle FilmWorks), PhotoWorks helps photographers - both film and digital - share and preserve their memories with innovative and inspiring products and services. Every day, photographers send film, memory cards and CDs, or go to www.photoworks.com to upload, organize and email their pictures, order prints, and create Signature Photo Cards and Custom Photo Books. Offering a 100% satisfaction guarantee, PhotoWorks has been awarded an "Outstanding" rating by The Enderle Group technology analysis firm. More information on the Company is available at www.photoworks.com or by emailing customercare@photoworks.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

         Statements in this news release concerning leadership in photo services; world-class leadership in technology and marketing; opportunities in the digital photography space; ability to manage bottom line results and produce sustainable growth; ability to obtain outside financing and any other statement which may be construed as a prediction of future capabilities, performance or events are forward-looking statements, the occurrence of which are subject to a number of known and unknown risks and uncertainties which might cause actual performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include the ability to generate cash to fund operations; system performance problems due to technology infrastructure, systems integration or other technical difficulties; pricing and other activities by competitors; economic and industry factors, and other risks including those described in the Company's Annual Report on Form 10-K and those described from time to time in the Company's other filings with the Securities and Exchange Commission, press releases and other communications.

                            -Financial Tables Follow-

                                                  PHOTOWORKS, INC.
                                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (in thousands, except per share and share data)


                                          Fourth Quarter Ended                      Fiscal Year Ended
                               September 25, 2004   September 27, 2003  September 25, 2004  September 27, 2003

Net revenues                                $5,162         $7,576                $20,160            $29,416
Cost of goods and services                   3,385          5,235                 14,587             22,129
   Gross profit                              1,777          2,341                  5,573              7,287

Operating Expenses:
   Marketing                                   588            707                  2,421              2,662
   Research and development                    217            417                  1,509              2,442
   General and administrative                  677          1,296                  3,283              5,355
   ITC penalty                                   -           (725)                   -                  875
     Total operating expenses                1,482          1,695                  7,213             11,334

Income (loss) from operations                  295            646                 (1,640)           (4,047)
Other expense, net                             (80)           (28)                  (147)             (120)
Income (loss) before income taxes              215            618                 (1,787)           (4,167)
Income tax benefit                               -             10                    115                 92
Net income (loss)
                                             $ 215          $ 628               $(1,672)          $ (4,075)
Net income (loss) per share - diluted         $.01           $.04                 $(.10)             $(.24)
Net income (loss) per share - basic           $.01           $.04                 $(.10)             $(.24)
Weighted average shares and diluted
 equivalents outstanding                18,749,000     17,702,000             16,945,000         16,657,000
Weighted average shares - basic         17,558,000     16,660,000             16,945,000         16,657,000





                                            PHOTOWORKS, INC.
                             SELECTED CONSOLIDATED BALANCE SHEET DATA
                                 September 25, 2004       September 27, 2003
 Cash and cash equivalents             $2,481,000           $  4,756,000
 Accounts receivable                      355,000                 28,000
 Inventories                              467,000                652,000
 Prepaid expenses                         122,000                354,000
 Current Assets                         3,425,000              5,790,000
 Total Assets                          $5,515,000             $7,662,000

 Current Liabilities                   $3,103,000           $  3,956,000
 Total Liabilities                      6,051,000              7,098,000
 Total Shareholders' Equity (Deficit)    (536,000)               564,000
 Total Liabilities and
 Shareholders' Equity (Deficit)        $5,515,000             $7,662,000



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